Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Barry E. Stewart

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Obtains Waiver From Lenders Under Its Credit Agreement

ORLANDO, FLA. – June 16, 2005 - Rotech Healthcare Inc. (Pink Sheets: ROHI.PK) (the “Company”) today announced that it has obtained a waiver of any defaults and events of default that have arisen under its credit agreement due to the Company’s failure to timely deliver (i) its unaudited financial statements for the quarter ended March 31, 2005 and other related deliverables and (ii) an appraisal of certain of the Company’s assets. As previously announced, the Company has been delayed in filing its Form 10-Q for the quarter ended March 31, 2005 due to the pending restatement of certain of the Company’s previously issued financial statements. The delay in this filing beyond the 30-day cure period provided under the credit agreement which expired at the end of the day on June 15 would have technically resulted in an “event of default” under such agreement. However, the lenders under the Company’s credit agreement have agreed to waive the applicable defaults and events of default under the credit agreement. Under the terms of the waiver, the Company has until July 15 to file its Form 10-Q for the quarter ended March 31, 2005 and furnish the related deliverables and the required appraisal. The delay in filing the Company’s Form 10-Q has also resulted in a technical default under the Company’s indenture. However, such default is subject to a cure period under the indenture through July 15.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 475 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Caution Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the review of the Company’s accounting and accounting policies, establishment and maintenance of the allowance for accounts receivable reserve, audit of consolidated financial statements, new determinations and calculations, time to complete the review and audit and internal controls over financial reporting. Actual events or results may differ materially from the Company’s expectations. There can be no assurance that the review or subsequent processes or filings will be timely completed, that any modifications or changes can be timely or effectively implemented, that errors or internal control deficiencies or weaknesses will not be identified during the preparation and audit of the consolidated financial statements nor that adjustments for other periods will not be required. In addition, our financial results and stock price may suffer as a result of this review and any subsequent determinations from this process or any actions taken by governmental or other regulatory bodies as a result of this process. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s public periodic filings with the Securities and Exchange Commission, available via the Company’s web site at http://www.rotech.com. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.